Exhibit 99.1

Contacts:	Daniel J. Thomas Chief Executive Officer (972) 364-8111	Thomas E. Kiraly Executive Vice President and Chief Financial Officer (972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS RECEIPT OF SUBPOENA

IN CONNECTION WITH NEW YORK ATTORNEY GENERAL’S REVIEW

OF CONTRACTUAL RELATIONSHIPS IN THE WORKERS’ COMPENSATION INDUSTRY

ADDISON, Texas, February 14, 2005 - Concentra Operating Corporation (the “Company”) today reported that Concentra Integrated Services, Inc. (“CISI”), a wholly owned subsidiary of the Company, has received a subpoena from the Office of the Attorney General of the State of New York (“NYAG”). The subpoena requests documents and information regarding CISI’s relationships with third party administrators and health care providers in connection with the NYAG’s review of contractual relationships in the workers’ compensation industry. CISI has been in discussions with the NYAG concerning its response to the subpoena, and CISI intends to cooperate fully with the investigation.

“Ethical practices are the bedrock upon which long-term business success is built,” said Dan Thomas, President and Chief Executive Officer of the Company. “Recent headlines have caused consumers, investors and the general public concern about relationships in the insurance industry. The Company is committed to cooperating fully with the NYAG in its sweeping investigation.”

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to over 135,000 employer locations and more than 3,700 insurance companies, health plans and third party administrators nationwide.

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